Exhibit 3
CUSIP No. 221485105
Press Release issued by Cost Plus, Inc.
FOR IMMEDIATE RELEASE
Cost Plus, Inc. Grants Approval to Allow Shareholder to Increase Position to 19.9%
Oakland, CA – January 7, 2009 – Cost Plus, Inc. (NASDAQ:CPWM) today announced that it has entered into a confidentiality and standstill agreement with Warren A. Stephens and Stephens Investments Holdings LLC that will permit Stephens to acquire beneficial ownership of up to 19.9% of the Company’s common stock. Pursuant to the agreement, the Company agreed to grant Stephens’ request for confidential information conditioned upon Stephens’ acceptance of certain provisions that, among other things, prohibit Stephens from taking certain specified actions that would attempt to direct or influence the management of the Company for as long as Stephens beneficially owns more than 14.9% of the Company’s common stock. Stephens currently owns 12.2% of the Company’s common stock, and has expressed an interest in increasing its investment in the Company. “The Board of Directors is pleased that Stephens has shown an interest in the Company and in possibly increasing its investment in the Company,” said Barry Feld, Cost Plus’ President and Chief Executive Officer. “Stephens understands and believes in the value of our products and business plan and is supportive, even in this difficult retail environment, of our ability to realize that value.” In connection with the confidentiality and standstill agreement, the Company confirmed that its Board of Directors has approved an amendment to its Preferred Shares Rights Agreement permitting any person who enters into a written agreement with the Company, which agreement has been approved by the Company’s Board of Directors and contains certain standstill provisions, to acquire beneficial ownership of up to 19.9% of the Company’s common stock.
About Cost Plus, Inc.:
Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, the Company operates 296 stores in 33 states.
Some of the above statements are “forward-looking statements” that are based on current expectations and are not guarantees of future performance. Such forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the successful marketing of existing and new products; changes in economic conditions that affect consumer spending; changes in the competitive environment; and other risks and uncertainties that may be detailed, from time to time, in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update its forward-looking statements.
Contact:
Jane Baughman
Cost Plus, Inc.
(510) 808-9119